Exhibit 99

News

Release Date:	FOR IMMEDIATE RELEASE

Contact:	Media: Mike Cummins, +1.312.614.8529 Australian Media: Anne Wickham, 0419 185 664 Analysts: Melissa Napier, +1.312.614.8739

THE HILLSHIRE BRANDS COMPANY COMPLETES SALE OF AUSTRALIAN

BAKERY BUSINESS TO MCCAIN FOODS

CHICAGO, Ill., Feb. 4, 2013 – The Hillshire Brands Company (NYSE: HSH) announced today it has completed the sale of its Australian subsidiary Kitchens of Sara Lee Pty Ltd to a subsidiary of McCain Foods Limited (McCain Foods Aust Pty Ltd) in an all-cash transaction. The sale was originally announced in Dec. 2012.

The Australian Bakery business has approximately 500 employees and one primary manufacturing facility in Australia. The business produces and sells a variety of bakery and other food products to retail and foodservice customers in Australia and other parts of the Pacific Rim under brands including the Sara Lee brand name. No other Sara Lee branded fresh bakery products are affected by this transaction.

About The Hillshire Brands Company

The Hillshire Brands Company (NYSE: HSH) is a leader in meat-centric food solutions for the retail and foodservice markets. The company generates approximately $4 billion in annual sales and has approximately 9,500 employees. Hillshire Brands’ portfolio includes iconic brands such as Jimmy Dean, Ball Park, Hillshire Farm, State Fair, Sara Lee frozen bakery and Chef Pierre pies, as well as artisanal brands Aidells and Gallo Salame.

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